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                                                                     EXHIBIT 5.1

                 [Stradling Yocca Carlson & Rauth Letterhead]

                               November 16, 2000

Interplay Entertainment Corp.
16815 Von Karman Ave.
Irvine, CA 92606

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement") being filed by Interplay Entertainment Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 13,336,511 shares of the Company's Common Stock, $0.001 par value (the "Common Stock"), (i) 484,848 shares of which were issued to RuneCraft Limited ("RuneCraft") in connection with a Stock Purchase Agreement dated April 30, 1999 between the Company and RuneCraft, (ii) 4,545,455 shares of which were issued to Titus Interactive, SA ("Titus") by the Company in connection with the Stock Purchase Agreement dated March 18, 1999 between the Company, Titus and Brian Fargo, (iii) 6,250,000 shares of which were issued to Titus by the Company on November 9, 1999 in connection with the Stock Purchase Agreement dated July 20, 1999 between the Company, Titus and Brian Fargo, (iv) 2,000,000 shares of which were issued to Titus by Brian Fargo on November 9, 1999, in connection with the Exchange Agreement dated July 20, 1999 among the Company, Titus, Brian Fargo, Herve Caen and Eric Caen and (v) 56,208 shares of which were issued to Richard S. F. Lehrberg ("Lehrberg," and, together with RuneCraft and Titus, the "Selling Stockholders") in connection with an Agreement and Release dated November 30, 1999 between the Company and Lehrberg. The shares of Common Stock may be offered for resale from time to time by and for the account of the Selling Stockholders of the Company as named in the Registration Statement.

     We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that the 13,336,511 shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ STRADLING YOCCA CARLSON & RAUTH